Exhibit 99.1


--------------------------------------------------------------------------------
                                                                   NEWS RELEASE
-------------------------------------------------------------------------------

                                                          FOR IMMEDIATE RELEASE
(ENGlobal Logo Omitted)                           CONTACT:  Natalie S. Hairston
                                                                 (281) 878-1000
                                                                ir@ENGlobal.com

                     ENGLOBAL REPORTS THIRD QUARTER RESULTS

HOUSTON, TX, November 6, 2008 - ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, today reported net income of $3.5 million, or $0.13 per diluted share, for the quarter ended September 30, 2008. For the nine months ended September 30, 2008, ENGlobal reported cumulative net income of $0.51 per diluted share, compared to $0.40 per diluted share for the same period in 2007.

Third Quarter 2008 Highlights Compared to Third Quarter 2007:

     o    Revenue increased 27.3% to $123.2 million from $96.8 million
     o    Gross profit margin decreased to 11.0% from 16.8%
     o    Operating profit margin decreased to 5.0% from 8.0%
     o    Net income decreased 12.5%, to $3.5 million compared to $4.0 million
     o Bi-weekly billable hours averaged 241,000 hours, up 20%, compared to 201,000 hours
     o 100% of quarter-over-quarter revenue increase attributable to organic or non-acquisition growth

The following table illustrates the composition of the Company's revenue for the three months ended September 30, 2008 and 2007, respectively:


                                    Quarter Ended                                      Quarter Ended
                                 September 30, 2008                                   September 30, 2007
                  ------------------------------------------------    ----------------------------------------------
(Dollars in millions)
                                              Gross      Operating                             Gross       Operating
                    Total     % of Total      Profit      Profit       Total     % of Total    Profit       Profit
 Segment           Revenue     Revenue        Margin     Margin(1)    Revenue     Revenue      Margin      Margin(1)
                  ----------  -----------    ---------   ---------   ----------  ----------   --------     ---------

   Engineering    $    63.1           51%      14.0%       11.7 %         61.7          64%      17.5%      13.1%
  Construction         40.9           33%       6.7%        4.8 %         19.0          19%      19.4%      15.2%
    Automation          7.9            7%       1.9%       (7.2)%          8.5           9%       9.1%       1.0%
          Land         11.3            9%      16.5%       10.6 %          7.6           8%      14.3%       6.9%
                  ---------   -----------                           ----------  ----------
                  $   123.2          100%                           $     96.8         100%
                  =========   ===========                           ==========  ==========

                                                   ~ more ~
--------------------------------------------------------------------------------------------------------------------

                         654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                               www.ENGlobal.com



ENGlobal Corporation Press Release
November 6, 2008
Page 2


Revenue for the quarter totaled $123.2 million, an increase of approximately
$26.4 million, or 27.3%, compared to the third quarter of 2007. The Company estimates its current backlog is approximately 15% higher than the $298 million reported for the fiscal year ended December 31, 2007.

The decline in net income during the three months ended September 30, 2008 was due in part to Hurricanes Gustav and Ike, which impacted Gulf Coast operations in September 2008. In addition, the Company was negatively affected by: (1)
higher labor burden resulting from improved employee benefits; (2) project losses in the Automation segment; (3) higher overhead costs in the Construction segment, in anticipation of future business, and higher mix of lower margin inspection revenue; and (4) lower margin from procurement pass-through revenue.

ENGlobal benefited from a decrease in selling, general and administrative
("SG&A") expenses during the third quarter. As a percentage of revenue, SG&A decreased to 6.0% for the three months ended September 30, 2008 from 8.9% for the comparable period in 2007. Total SG&A expense decreased $1.2 million, or 14.0%, to $7.4 million for the three months ended September 30, 2008, from $8.6 million for the comparable prior-year period. SG&A is in line with the Company's targeted baseline of $7.5 million per quarter and $30 million for the year ended
December 31, 2008.

On average, the Company's days sales outstanding remained 61 days at September
30, 2008, consistent with 61 days at December 31, 2007, but lower than 66 days for the three-month period ended September 30, 2007.

Long-term debt, net of current portion, increased 9.6%, or $2.8 million, from $29.3 million at December 31, 2007 to $32.1 million at September 30, 2008. As a percentage of stockholders' equity, long-term debt decreased to 44.4% from 52.5% at these dates. The increase in long-term debt primarily relates to $1.9 million in notes payable issued as a part of the consideration paid for the acquisition of Advanced Control Engineering and a $2.3 million increase in amounts drawn on our line of credit, offset by note payments.

At September 30, 2008, the amount outstanding on the line of credit was $30.1 million compared to $25.5 million at June 30, 2008. This increase in debt is primarily related to $2.5 million paid on September 29, 2008, for the acquisition of Advanced Control Engineering.

The Company's estimated effective tax rate was 40.5% for the three months ended
September 30, 2008, compared to 42.0% for the comparable prior-year period. The
Company expects its full year 2008 tax rate to be approximately 40%.

Management's Assessment:

ENGlobal's Chairman and Chief Executive Officer, William A. Coskey, P.E., said,
"While the third quarter financial results were impacted due to the storms, they were also impacted by an increase in employee benefit costs and operational issues in our Automation and Construction segments. All of these issues resulted in a reduction of approximately 10 to 12 cents in earnings per share during the quarter. The Company has already begun implementing a plan to make improvements in these areas."




ENGlobal Corporation Press Release
November 6, 2008
Page 3


ENGlobal's employee count remained steady at approximately 2,900 for the quarter ended September 30, 2008. Of this amount, approximately 2,750 employees are billable to clients. ENGlobal averaged 241,000 billable hours per two-week period during the third quarter 2008, a 20% increase, when compared to 201,000 billable hours in the same period in 2007. The third quarter 2008 average represents a 2% increase over 237,000 billable hours in the second quarter 2008.
The Company's overall utilization percentage, inclusive of overhead personnel, is approximately 92% for the third quarter 2008 compared to 91% for the comparable period of 2007. ENGlobal has calculated its overall utilization percentage at approximately 90% since 2004.

The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EST (10:00 a.m. CST). To participate in the conference call, please dial (866) 524-3160 (Domestic) or (412) 317-6760 (International) approximately
10 minutes before the scheduled start time and request the "ENGlobal Third
Quarter 2008 Earnings Conference Call". If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Friday, November 21, 2008 at 8:00 a.m. Central Standard Time. The replay can be accessed by dialing (877) 344-7529 (Domestic) or (412) 317-0088
(International), Account #425107. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended September 30,
2008 will be filed with the Securities and Exchange Commission on or before November 10, 2008 reflecting these results.

About ENGlobal
--------------
ENGlobal provides engineering, construction, automation, land and regulatory services principally to the energy sector throughout the United States and internationally. The Company has over 2,900 employees in 22 offices and occupies over 500,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and
Canada by ZweigWhite in each of the last five years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
The statements above regarding the Company's expectations regarding third quarter financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company's ability to successfully and profitably integrate acquisitions; (3) the Company's ability to retain its employees while reducing benefits; (4) the continued strong performance of the energy sector; and (5) the impact from Hurricanes Ike and
Gustav and the timing of that impact. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

Click here to join our email list:
                http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.
                -----------------------------------------------

                                    ~ more ~




ENGlobal Corporation Press Release
November 6, 2008
Page 4


                                                             FINANCIAL HIGHLIGHTS
                                                             --------------------
                                                  (in thousands, except per basic data)

                                                                        Quarter Ended                     Nine Months Ended
                                                                          September 30                        September 30
                                                                   -----------------------------        ---------------------------
                                                                       2008             2007              2008               2007
                                                                    ---------         ---------         ---------         ---------

Operating Revenue                                                   $ 123,167         $  96,825         $ 357,344         $ 268,060
         Direct cost                                                  109,533            80,486           309,063           224,225
                                                                    ---------         ---------         ---------         ---------
Gross Profit                                                           13,634            16,339            48,281            43,835

      Selling, general and administrative                               7,449             8,603            23,376            23,636
                                                                    ---------         ---------         ---------         ---------
Operating Income                                                        6,185             7,736            24,905            20,199

Other Income (Expense):
      Other income (expense)                                               49               (53)              134               462
      Interest income (expense), net                                     (360)             (636)           (1,256)           (1,896)
                                                                    ---------         ---------         ---------         ---------

Income before Provision for Income Taxes                                5,874             7,047            23,783            18,765

Provision for Income Taxes                                              2,379             3,072             9,583             7,722
                                                                    ---------         ---------         ---------         ---------

Net Income (Loss)                                                       3,495             3,975            14,200            11,043
                                                                    =========         =========         =========         =========

Net Income Per Common Share:
      Basic                                                              0.13              0.15              0.52              0.41
      Diluted                                                            0.13              0.14              0.51              0.40

Weighted Average Shares Used in Computing Net
Income Per basic:
      In thousands
      Basic                                                            27,272            26,953            27,143            26,877
      Diluted                                                          27,956            27,417            27,704            27,278

Selected Balance Sheet Information (in thousands):
                                                                                                                   As of
                                                                                                     Sept. 30, 2008    Dec. 31, 2007
                                                                                                     --------------    -------------

      Cash                                                                                               $  1,370                908
      Working capital                                                                                      61,516             42,915
      Property and equipment, net                                                                           6,106              6,472
      Total assets                                                                                        140,191            119,590
      Long-term debt, net of current portion                                                               32,115             29,318
      Stockholders' Equity                                                                                 72,312             55,797

                                                                         ###